UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934
                 Information to be included in statements filed
                    pursuant to Rule 13D-1(A) and Amendments
                     thereto filed pursuant to Rule 13D-2(A)

                            Northwestern Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    668074305
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Michael Cohn
                        c/o Fortress Investment Group LLC
                           1345 Avenue of the Americas
                            New York, New York 10105
                                 (212) 798-6100
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 1, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

                  If the filing person has previously filed a statement on
Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [X]

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 2 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -45,892-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -45,892-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -45,892-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as a member of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 3 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -45,892-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -45,892-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -45,892-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 4 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Master Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -546,338-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -546,338-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -546,338-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge Global Opportunities LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 5 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Advisors LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -546,338-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -546,338-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -546,338-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the investment advisor of Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Fund LP, and Drawbridge Global Macro Fund Ltd.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 6 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -500,446-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -500,446-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -500,446-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.4% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as a member of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 7 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Opportunities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         WC
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -546,338-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -546,338-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -546,338-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 8 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -825,385-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -825,385-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -825,385-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge DSO Securities LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 9 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge DSO Securities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         WC
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -825,385-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -825,385-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -825,385-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 10 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -145,672-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -145,672-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -145,672-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge OSO Securities LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 11 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge OSO Securities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         WC
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -145,672-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -145,672-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -145,672-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 12 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -825,385-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -825,385-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -825,385-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 13 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Advisors LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -971,057-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -971,057-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -971,057-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.7% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* 825,385 shares solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund LP and 145,672 shares solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund Ltd.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 14 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Group LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -1,517,395-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -1,517,395-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,517,395-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.3% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* 546,338 shares solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC and 971,057 shares solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 15 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Holdings LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -1,517,395-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -1,517,395-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,517,395-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.3% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Fortress Investment Group LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 16 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings II LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -45,892-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -45,892-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -45,892-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Global Macro GP
  LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 17 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings IV LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                 (a)  [x]
                                            (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
        NUMBER OF                   -0-
                       ---------------------------------------------------------
         SHARES            8        SHARED VOTING POWER
                                    -825,385-*
      BENEFICIALLY     ---------------------------------------------------------
                           9        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                       ---------------------------------------------------------
          EACH             10       SHARED DISPOSITIVE POWER
                                    -825,385-*
        REPORTING      ---------------------------------------------------------

         PERSON

          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -825,385-
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (See Instructions)
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Special Opportunities GP LLC.

         The information set forth in response to each separate Item shall be deemed to be a response to all Items where such information is relevant.

Item 1.           Security and Issuer.

                  This Amendment No. 1 (this "Amendment") amends and supplements the Schedule 13D filed on December 8, 2005 (the "Schedule 13D") by the Reporting Persons with respect to the shares of common stock, par value $0.01 per share ("Common Stock"), of Northwestern Corporation, a Delaware corporation (the "Issuer"). Capitalized terms used in this Amendment without definition have the meanings assigned to such terms in the Schedule 13D.

Item 5.           Interest in Securities of the Issuer

                  (a) and (b). For the reasons set forth below, each of the OSO Reporting Persons may be deemed to beneficially own the 145,672 shares of Common Stock (the "OSO Shares") held directly by Drawbridge OSO Securities LLC. None of Drawbridge Special Opportunities Ltd, Drawbridge Special Opportunities Advisors, FIG and FIH directly owns any securities of the Issuer. However, (i) Drawbridge Special Opportunities Ltd, as the sole member of Drawbridge OSO Securities LLC, has the ability to direct the management of the business and affairs of Drawbridge OSO Securities LLC; (ii) Drawbridge Special Opportunities Advisors, as the investment advisor of Drawbridge Special Opportunities Ltd, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities Ltd; (iii) FIG, as the sole managing member of Drawbridge Special Opportunities Advisors, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities Advisors; and (iv) FIH, as the sole member of FIG, has the ability to direct the management of FIG's business and affairs.

                  For the reasons set forth below, each of the DSO Reporting Persons may be deemed to beneficially own the 825,385 shares of Common Stock (the "DSO Shares") held directly by Drawbridge DSO Securities LLC. None of Drawbridge Special Opportunities LP, Drawbridge Special Opportunities Advisors, FIG, FIH, Drawbridge Special Opportunities GP and FPIH IV directly owns any securities of the Issuer. However, (i) Drawbridge Special Opportunities LP, as the sole member of Drawbridge DSO Securities LLC, has the ability to direct the management of the business and affairs of Drawbridge DSO Securities LLC; (ii) Drawbridge Special Opportunities Advisors, as the investment advisor of Drawbridge Special Opportunities LP, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities LP; (iii) FIG, as the sole managing member of Drawbridge Special Opportunities Advisors, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities Advisors; (iv) FIH, as the sole member of FIG, has the ability to direct the management of FIG's business and affairs; (v) Drawbridge Special Opportunities GP, as the general partner of Drawbridge Special Opportunities LP, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities LP; and (vi) FPIH IV, as the sole managing member of Drawbridge Special Opportunities GP, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities GP.

                  With respect to all shares of Common Stock owned by the Reporting Persons, (i) none of the Reporting Persons has the sole power to vote or to direct the vote, or to dispose or to direct the disposition, of the Reported Shares; (ii) each of the DSO Reporting Persons have the shared power to vote or to direct the vote, or to dispose or to direct the disposition of the DSO Shares; (iii) each of the OSO Reporting Persons have the shared power to vote or to direct the vote, or to dispose or to direct the disposition of the OSO Shares; and (iv) each of the Global Opportunities Reporting Persons have the shared power to vote or to direct the vote, or to dispose or to direct the disposition of the Global Opportunities Shares. As a result of their ownership of the Reported Shares, the OSO Reporting Persons collectively control 0.4% of the outstanding voting capital stock of the Issuer; the DSO Reporting Persons collectively control 2.3% of the outstanding voting capital stock of the Issuer; and the Global Opportunities Reporting Persons collectively control 1.5% of the outstanding voting capital stock of the Issuer. FIG and FIH collectively control 4.3% of the outstanding voting capital stock of the Issuer.

                  None of the Covered Persons directly owns any securities of the Issuer. However, by reason of their status as a manager or executive officer, or member of a Reporting Person, a Covered Person may be deemed to be the beneficial owner of the shares of Common Stock owned directly or otherwise beneficially by such Reporting Person. The Reporting Persons have been advised that each of the Covered Persons disclaims beneficial ownership of the shares of common stock from time to time owned directly or otherwise beneficially by such Reporting Persons.

                  (e). The Reporting Persons sold 200,000 shares of Common Stock of the Issuer on April 26, 2006, thereby reducing the amount of shares of Common Stock of the Issuer beneficially owned to less than 5 percent of the class.

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE GLOBAL MACRO FUND LP

                                         By: DRAWBRIDGE GLOBAL MACRO GP LLC
                                               its general partner



                                         By: /s/ Kevin Treacy
                                             -----------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE GLOBAL MACRO GP LLC



                                         By: /s/ Kevin Treacy
                                             -----------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE GLOBAL MACRO ADVISORS LLC



                                         By: /s/ Kevin Treacy
                                             -----------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE GLOBAL MACRO FUND LTD



                                         By: /s/ Kevin Treacy
                                             -----------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES FUND
                                         LP

                                         By: DRAWBRIDGE SPECIAL OPPORTUNITIES
                                             GP LLC
                                                its general partner



                                         By: /s/ Glenn Cummins
                                             -----------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES
                                         ADVISORS LLC



                                         By: /s/ Glenn Cummins
                                             -----------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE GLOBAL MACRO MASTER FUND
                                         LTD.



                                         By: /s/ Kevin Treacy
                                             -----------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE GLOBAL OPPORTUNITIES LLC


                                         By: /s/ Kevin Treacy
                                             -----------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES LTD.



                                         By: /s/ Glenn Cummins
                                             -----------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE OSO SECURITIES LLC



                                         By: /s/ Glenn Cummins
                                             -----------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         DRAWBRIDGE DSO SECURITIES LLC



                                         By: /s/ Glenn Cummins
                                             -----------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         FORTRESS INVESTMENT GROUP LLC



                                         By: /s/ Peter L. Briger
                                             -----------------------------------
                                             Name:  Peter L. Briger
                                             Title: Authorized Person

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         FORTRESS INVESTMENT HOLDINGS LLC



                                         By: /s/ Peter L. Briger
                                             -----------------------------------
                                             Name:  Peter L. Briger
                                             Title: Authorized Person


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         FORTRESS PRINCIPAL INVESTMENT HOLDINGS
                                         II LLC



                                         By: /s/ Peter L. Briger
                                             -----------------------------------
                                             Name:  Peter L. Briger
                                             Title: Authorized Person

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 10, 2006

                                         FORTRESS PRINCIPAL INVESTMENT HOLDINGS
                                         IV LLC



                                         By: /s/ Peter L. Briger
                                             -----------------------------------
                                             Name:  Peter L. Briger
                                             Title: Authorized Person